UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2011

AMERICAN SCIENCE AND ENGINEERING, INC.

(Exact Name of Company as Specified in Charter)

Massachusetts	1-6549	04-2240991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

829 Middlesex Turnpike, Billerica, Massachusetts	01821
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (978) 262-8700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 28, 2011, the Compensation Committee of the Board of Directors of American Science and Engineering, Inc. (the “Company”), approved revisions to the Company’s employment agreement (the “Revised Employment Agreement”) with its President and Chief Executive Officer, Anthony Fabiano, and to the Company’s Change in Control & Severance Benefit Agreement (the “Revised CiC Agreement”) covering Kenneth A. Breur, Joseph Callerame, Robert Cline, Kenneth J. Galaznik, Patricia A. Gray, Paul H. Grazewski, George  M.  Peterman, Robert G. Postle, Michael N. Tropeano, Michael Williams and certain other officers (each, and together with Mr. Fabiano, an “Executive”). The revised agreements contain terms substantially similar to those previously in place.  The principal amendments to the agreements are noted below.  The following descriptions of the Revised Employment Agreement and the Revised CiC Agreement are qualified in their entirety by reference to the forms of Revised Employment Agreement and Revised CiC Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Both sets of agreements have been revised to contain the change in control definition that the Compensation Committee approved in 2010 for all new agreements, which is generally more restrictive than the definition in the prior versions of these agreements.  Because the revised definition requires an actual change in control rather than shareholder approval of a forthcoming merger or consolidation, both revised agreements provide that if the employment of an Executive is terminated without cause between shareholder approval of merger or consolidation and the actual closing of the transaction (and the closing or another with the same acquirer occurs within 12 months), his or her severance and benefits will increase to the previously disclosed change in control level beginning with and contingent on the actual closing.  Because the Company has moved to cash-based awards in some instances in which it used stock-based awards when the contract was last amended, both revised agreements provide for similar treatment of stock- and cash-based awards (other than cash-based awards used to satisfy the annual bonus requirement).  Both revised agreements continue to provide for a cutback in payments and benefits if doing so in connection with a change in control would leave an Executive in a better position net of parachute taxes, but now clarify the order in which such cutback would apply and the application of the cutback.  Both revised agreements also provide that any severance or post-employment compensation protection will survive a termination or non-extension of such agreement, unless the Executive agrees otherwise, and that the two-year post-change in control protection period cannot be cut short by termination or non-extension of such agreement, absent the Executive’s consent or an employment termination or resignation that does not qualify him or her for severance and benefits.  Payment and release of claims timing have been made more explicit in accordance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

Additional changes to Mr. Fabiano’s agreement primarily reflect previously disclosed changes in compensation or revisions in light of changed legal interpretations, particularly under Section 409A.  The term of Mr. Fabiano’s contract, absent evergreen renewals, is extended to April 28, 2014, two years beyond its current expiration date.  As with the initial agreement, the Company will pay Mr. Fabiano’s reasonable legal fees in connection with his counsel’s review of the Revised Employment Agreement.

The term of the Revised CiC Agreement, absent evergreen renewals, is extended by less than two years to March 31, 2013.  The Revised CiC Agreement also clarifies which events relate solely to a change in control and which to any termination without “cause” or resignation for “good reason” as defined in the Revised CiC Agreement, with the effect of limiting certain definitions and benefits to occurrences after or in connection with a change in control.  The “good reason” definition has also been revised to provide time limits during which the Executive must give notice and must resign if the “good reason” is not cured by the Company.  Indemnification now applies to the extent that a covered Executive prevails on any material issue raised in an indemnifiable action.  The definition of “former client” has been modified to enhance enforceability of the nonsolicitation provisions.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SCIENCE AND ENGINEERING, INC.

Date: May 4, 2011	By:	/s/ Patricia A. Gray

Patricia A. Gray
Senior Vice President, General Counsel and Clerk

EXHIBIT INDEX

Exhibit No.	Description
10.1	Revised Form of Agreement between American Science and Engineering, Inc. and Anthony Fabiano

10.2	Revised Form of Change in Control & Severance Benefit Agreement between American Science and Engineering, Inc. and each of its executive officers